                                                                     Exhibit 3.1


                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                             OF CORVIS CORPORATION

     Corvis Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is Corvis Corporation. The Corporation was originally incorporated under the name of Nova Telecommunications, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 2, 1997.

     B. This Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the Stockholders of the Corporation.

     C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation restates and integrates and further amends the provisions of the Thirteenth Amended and Restated Certificate of Incorporation of the Corporation.

     D. The text of the Thirteenth Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                   Article I

     The name of the Corporation is Corvis Corporation.

                                  Article II

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  Article III

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                  Article IV

Authorized Capital. The Corporation is authorized to issue two classes of stock, designated "Preferred Stock" and "Common Stock." The total number of shares which the Corporation shall have authority to issue is, 2,100,000,000 of which 1,900,000,000 shares shall be Common Stock, with a par value of $.01 per share and 200,000,000 shares shall be Preferred Stock, with a par value of $.01 per share.

Preferred Stock. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series.

Common Stock. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Common Stock are as set forth in this paragraph. Except as otherwise provided in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by him. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of shares of Preferred Stock, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (a) the right to receive dividends, when and as declared by the Board of Directors out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of shares of Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation.

                                   Article V

     The Corporation is to have perpetual existence.

                                   Article VI

     Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

                                  Article VII

     (a) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

     (b) The Board of Directors shall be divided into three classes, as nearly equal in size as possible, designated as Class I, Class II and Class III, respectively. Directors shall initially be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

     (c) Notwithstanding the foregoing provisions of this Article VI, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     (d) Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with this
Article VII (d) shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

     (e) Any director, or the entire Board of Directors, may be removed from office at any time only for cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class. As used herein, the term "Voting Stock" means the voting power of the then outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors.

                                  Article VII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in the next sentence of this
Article VIII of this Certificate of Incorporation, and all rights conferred upon the stockholders herein are granted subject to this right. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article VII, this Article VIII, Article XIV and Article XV.

                                   Article IX

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                   Article X


     (a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation or any subsidiary of the Corporation shall be personally liable to the Corporation or its stockholders and shall otherwise be indemnified by the Corporation for monetary damages for breach of fiduciary duty as a director of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation.

     (b) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person's testator or intestate is or was a director or officer of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary of the Corporation.

     (c) Neither any amendment nor repeal of this Article X, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                   Article XI

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws.

                                  Article XII

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation. Except as otherwise required by law, special meetings of the stockholders may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chairman of the Board, if one is elected or
(iii) the President. Only those matters set forth in the notice of the special meeting may be considered or acted upon at such special meeting, unless otherwise provided by law.

                                  Article XII

     Stockholders shall not be entitled to cumulative voting rights for the election of directors.

                                  Article XIV

     The Board of Directors of the Corporation, when evaluating any offer of another person to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, those factors that Directors of any subsidiary of the Corporation may consider in evaluating any action that may result in a change or potential change in the control of the subsidiary, the social and economic effect of acceptance of such offer on the Corporation's present and future customers, suppliers and employees and on the communities in which the Corporation operates or is located and the ability of the Corporation to fulfill its corporate objective under applicable laws and regulations and a comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation's capital stock.



                                   Article XV


     (a) Special Vote Required For Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation or the Bylaws of the

Corporation, and except as otherwise expressly provided in Section (b) of this
Article XV, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of any Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Stockholder or any person who after such Business Combination would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of the holders of not less than 80% of the voting power of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law, by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, by any agreement with any national securities exchange or otherwise.

     (b) When Special Vote Not Required.  The provisions of Section (a) of this
Article XV shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law, by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, by any agreement with any national securities exchange or otherwise if, in the case of a Business Combination involving the receipt of consideration by the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), the condition specified in paragraph (i) below is met or all of the conditions specified in paragraph (ii) below are met or if, in the case of a Business Combination not involving the receipt of consideration by the holders of the Corporation's outstanding Capital Stock, the condition specified in paragraph (i) below is met:

          (i) Approval by Disinterested Directors. The Business Combination (either specifically or as a transaction which is within an approved category of transactions) shall have been approved by a majority of the Disinterested Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one Disinterested Director.

          (ii) Minimum Price, Form of Consideration and Other Requirements. All of the following conditions shall have been met:

               (A) Minimum Price Requirements. With respect to every class or series of outstanding Capital Stock of the Corporation, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of such class or series of Capital Stock:

                    (1) The aggregate amount of cash plus the Fair Market Value
               (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the amounts determined pursuant to clauses (aa) and (bb) below:

                         (aa) the highest per-share price (including any
                    brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock (x) within the two-year period immediately prior to the Announcement Date (as hereinafter defined) or (y) in the transaction or series of related transactions in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock; and

                         (bb) the Fair Market Value per share of Common Stock
                    (x) on the Announcement Date or (y) on the Determination Date (as hereinafter defined), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock.

                    (2) The aggregate amount of cash plus the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common, shall be at least equal to the highest of the amounts determined pursuant to clauses (aa), (bb) and (cc) below:

                         (aa) the highest per-share price (including any
                    brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction or series of related transactions in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                         (bb) the Fair Market Value per share of such class or
                    series of Capital Stock (x) on the Announcement Date or (y) on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

                         (cc) the highest preferential amount per share, if any,
                    to which the holders of shares of such class or series of Capital Stock would be entitled to in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

               (B)  Form of Consideration and Other Requirements.

                    (1) The consideration to be received by holders of a
               particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varies as to form, the form of consideration of such class or series of Capital Stock shall be in cash or the form paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of the largest number of shares of such class or series of Capital Stock.

                    (2) After the Determination Date and prior to the
               consummation of such Business Combination:

                         (aa) there shall have been no failure to declare and
                    pay at the regular date therefor any full regular dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock, other than the Common Stock, except as approved by a majority of the Disinterested Directors;

                         (bb) there shall have been no reduction in the amount,
                    or change in the frequency of payment, of any dividends regularly paid on the Common Stock (except as necessary to reflect any stock split, stock dividend, subdivision or reclassification of the Common Stock), except as approved by a majority of the Disinterested Directors; and

                         (cc) there shall have been an increase in the amount of
                    any dividends regularly paid on the Common Stock as necessary to reflect any reverse stock split or reclassification of the Common Stock, or any split, recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase the amount of such dividends is approved by a majority of the Disinterested Directors.

                    (3) such Interested Stockholder shall not have become the
               beneficial owner of any additional shares of Capital Stock except as part of or otherwise in connection with the transaction or series of related transactions that resulted in such Interested Stockholder becoming an Interested Stockholder.

                    (4) After the Determination Date and prior to the
               consummation of such Business Combination, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combinations or otherwise.

                    (5) After the Determination Date and prior to the
               consummation of such Business Combination, such Interested Stockholder shall not have made any major change in the Corporation's business or capital structure without the approval of a majority of the Disinterested Directors.

                    (6) A proxy or information statement describing the proposed
               Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the 1934 Act). Such proxy or information statement shall contain, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Disinterested Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Disinterested Directors, the opinion of an investment banking firm selected by a majority of the Disinterested Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested stockholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

     (c) Certain Definitions. The following definitions shall apply with respect to this Article XV:

          (i) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the 1934 Act in effect on the date that this Article XV is approved by the Board of Directors of the Corporation (the term "registrant" in Rule 12b-2 meaning in this case the Corporation).

          (ii) The term "Announcement Date" means the date on which the proposed Business Combination is first publicly announced, disclosed or reported.

          (iii) A person shall be a "beneficial owner" of, shall "beneficially own" and shall have "beneficial ownership" of any Capital Stock (1) that such person or any of its Affiliates or Associates owns, directly or indirectly; (2) that such person or any of its Affiliates or Associates has, directly or indirectly, (x) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (y) the right to vote pursuant to any agreement, arrangement or understanding; or (3) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (iv) above, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph (v), but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (iv)  The term "Business Combination" shall mean:

               (A) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (1) any Interested Stockholder or (2) any other company (whether or not itself an Interested Stockholder) that is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

               (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, or any security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement, in one transaction or in a series of transactions, with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, cash flow, earning power, securities or commitments of the Corporation, any Subsidiary, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder that, together with all other such arrangements, has an aggregate Fair Market Value or involves aggregate commitments equal to 10% or more of the assets, cash flow or earning power (in the case of transactions involving assets or commitments other than capital stock) or 10% or more of the stockholders' equity (in the case of transactions in capital stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, cash flow, earning power, securities or commitments constituting any Substantial Part; or

               (C) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or

               (D) any issuance or reclassification of securities (including any stock dividend, split or reverse split or any other distribution of securities in respect of stock), any recapitalization of the Corporation, any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into or rights, options or warrants to acquire Capital Stock, or equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

               (E) any agreement, arrangement or other understanding providing for any one or more of the actions specified in the foregoing clauses
          (A) to (D).

          (v) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of Maryland are authorized or obligated by law or executive order to close.

          (vi) The term "Capital Stock" shall mean the capital stock of the Corporation authorized to be issued from time to time under Article IV, and the term "Voting Stock" shall mean all issued and outstanding shares of Capital Stock entitled to vote generally in the election of directors or that otherwise are entitled to vote with such stock on the specific matter in question.

          (vii) "Common Stock" shall mean the common stock, par value $0.01 per share, of the Corporation, except that "Common Stock" when used with reference to any person other than the Corporation shall mean the capital stock of such person with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management, of such person.

          (viii) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (1) and (2) of Section (b)(ii)(A) of this
     Article XV shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

          (ix) The term "Determination Date" means with respect to any Interested Stockholder, the date on which such Interested Stockholder became an Interested Stockholder.

          (x) The term "Disinterested Director," with respect to any particular Business Combination with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of any Interested Stockholder, means (1) any member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not an Interested Stockholder, an Affiliate or Associate of an Interested Stockholder, or a representative of an Interested Stockholder or of any such Affiliate or Associate, and was a member of the Board of Directors prior to the Effective Time, or (2) any person who subsequently becomes a member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Interested Stockholder, an Affiliate or Associate of an Interested Stockholder, or a representative of an Interested Stockholder or of any such Affiliate or Associate, if such person's nomination for election or election to the Board of Directors is recommended or approved by a majority of the Disinterested Directors then in office.

          (xi) The term "Fair Market Value" means (1) in the case of cash, the amount of such cash; (2) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the 1934 Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price with respect to a share of such stock during the 30-day period immediately preceding the date in question as reported by the Nasdaq National Market or any similar system then in use, or if no such sale prices are available, the highest of the means between the last reported bid and asked price with respect to a share of such stock on each day during the 30-day period immediately preceding the date in question as reported by the Nasdaq National Market, or if not so reported, as determined by a member firm of the National Association of Securities Dealers, Inc. selected by a majority of the Disinterested Directors, or if no such bid and asked prices are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors; and
     (3) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors.

          (xii) The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

               (A) is the beneficial owner, directly or indirectly, of Voting Stock representing 15% or more of the voting power of all Voting Stock; or

               (B) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of Voting Stock representing 15% or more of the voting power of all Voting Stock; or

               (C) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended;

     provided, however, that the term "Interested Stockholder" shall not include
     --------  -------
     (A) any person who beneficially owns, directly or indirectly, on the date hereof, Voting Stock representing 15% or more of the voting power of all Voting Stock or an estate or an administrator or executor of an estate of such person (an "Initial Holder"), (B) the spouse, lineal descendants (whether natural or adopted), father, mother, brother or sister of such Initial Holder or an estate or an administrator or executor of an estate of any of the foregoing, (C) a trust for the primary benefit of one or more of the persons identified in (A) or (B), or (D) a corporation, proprietorship, firm, partnership, limited partnership, trust, association, limited liability company or other entity, a majority of the equity securities of which are owned by one or more of the persons identified in (A), (B) or
     (C).

          (xiii) The term "person" shall mean any individual, firm, company or other entity and shall include any group composed of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

          (xiv) The term "Subsidiary" means with reference to any person, any corporation or other entity of which a majority of the voting power of equity securities or majority of the equity interest is beneficially owned, directly or indirectly, by such person, or otherwise controlled by such person; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (iv) above, the term "Subsidiary" shall mean only a corporation or other entity of which a majority of each class of equity securities is beneficially owned by the Corporation.

     (d) Powers of Directors. For the purpose of this Article XV, a majority of the Disinterested Directors (whether or not any vacancies then exist on the Board of Directors) shall exercise the powers of the Disinterested Directors hereunder, and shall have the power and duty to determine in good faith, on the basis of information known to them after reasonable inquiry, all questions arising under this Article XV, including, without limitation, (1) whether a person is an Interested Stockholder, (2) the number of shares of Capital Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether a Business Combination is with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would be an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, and (5) whether any transaction specified in paragraph (i)(B) of Section (c) of this Article XV meets the Substantial Part test set forth therein. Any such determination made in good faith shall be binding and conclusive on all parties.

     (e) No Effect On Fiduciary Obligations.

          (i) Nothing contained in this Article XV shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

          (ii) The fact that any Business Combination complies with the provisions of Section (b) of this Article XV shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this ___ day of _________ 2000.



                                    ----------------------------------------
                                    David R. Huber, President and
                                    Chief Executive Officer



                                    ----------------------------------------
                                    Kim D. Larsen, General Counsel and
                                    Secretary